Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Greg Ambro Executive Vice President, Chief Operating Officer (559) 434-4800 or Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE & EMAIL/FAX LIST

FOR RELEASE ON THURSDAY, DECEMBER 6TH AT 4:05 P.M. E.S.T.

GOTTSCHALKS REPORTS THIRD QUARTER
FISCAL 2007 FINANCIAL RESULTS

Company Appoints Mr. Robert Vernick as Vice President, Information Technology

FRESNO, CA - December 6, 2007 - Gottschalks Inc. (NYSE: GOT) today reported unaudited financial results for the third quarter of fiscal 2007. Net loss for the third quarter was $4.1 million, or $0.30 per diluted share, compared to net loss of $2.7 million or $0.20 per diluted share, for the third quarter of fiscal 2006.

For the first nine months of fiscal 2007, net loss was $13.6 million, or $0.99 per diluted share, compared to a net loss of $6.2 million or $0.46 per diluted share in the first nine months of fiscal 2006.

As previously reported, same store sales decreased 5.1% for the third quarter of 2007. Total sales decreased by 7.7% to $137.4 million from $148.8 million for the third fiscal quarter last year. Year to date same store sales decreased 3.4%. Total sales for the nine months ended November 3rd decreased 4.9% to $424.1 million compared to $445.7 million in the same period in fiscal 2006. The Company operated four fewer stores in the third quarter of fiscal 2007 compared to the same period of the prior year.

Jim Famalette, Chairman and Chief Executive Officer of Gottschalks, stated, "Both our top and bottom line results for the third quarter were impacted by the difficult retail environment. While we have experienced positive sales trends in our Pacific Northwest stores, this performance has been more than offset by challenges in many of our California stores. The issues in the home mortgage industry appear to be impacting the California consumer. In addition, our gross margin has been negatively impacted by a more promotional retail selling environment. However, we are pleased with our ability to reduce SG&A expenditures below last year's levels for both the quarter and year to date period. We were also successful in managing our inventory, ending the quarter with comparable store inventory 3.5% below that of the same period last year.

"Despite recent challenges, we have continued to focus our efforts on making progress on our Value Improvement Program (V.I.P.) that will ultimately strengthen sales, improve operating performance and maximize shareholder value. We recently opened our new store in Elk Grove, California and its initial performance has been very strong. In addition, we have moved forward with our plans for new marketing programs as well as the repositioning of our merchandise placing more emphasis on soft-lines. In our efforts to increase shareholder value, we implemented a stock repurchase program and expanded our credit facility to support this program and other VIP initiatives. We have also engaged a real estate consultant for an overview of development opportunities of owned land. Finally, we have begun the first steps in strengthening our management team through new appointments in logistics and information technology during the quarter."

Commenting on the Company's outlook, Mr. Famalette stated, "Near-term we expect that our results will continue to be negatively impacted by the weaker economic environment we are experiencing in much of California. We expect the overall holiday season to be a difficult one. As a result, we are establishing fiscal fourth quarter earnings guidance in the range of $0.40 to $0.50 per diluted share. As we look to fiscal 2008, we remain focused on conservatively managing our business while efficiently implementing our V.I.P. that will enhance our profitability and contribute to Gottschalks' long-term growth."

Stock Repurchase Program
Reflecting management's confidence in the Company's long-term prospects and its commitment to return capital to shareholders, the Company purchased approximately 92,000 shares during the third quarter in its share repurchase program for a total of $401,000.

Company Bolsters Information Technology Leadership
The Company also announced today that it has appointed Mr. Robert Vernick as Vice President, Information Technology. Mr. Vernick has more than 30 years of experience in Information Technology. Prior to joining Gottschalks, he worked for Friedman's Inc. where he served as Vice President, Chief Information Officer. Previously, Mr.Vernick held the positions of Vice President, Information Technology for both Fred's Inc., and Bradlees, Inc. He also served as a Senior Manager of Technical Services for Motorola. Mr. Vernick will report directly to Executive Vice President and Chief Operating Officer, Mr. Gregory Ambro.

Earnings Teleconference and Webcast
Gottschalks will host a conference call today at 1:30 p.m. Pacific Time to review its results for the third quarter fiscal 2007. To access the call, dial 800-862-9098 to listen to the call on the day of the event. The Conference ID is GOTT. If you are unable to participate in the call, a replay will be made available through December 13, 2007. To access this service, please dial 800-723-0389. No passcode is required for replay. The live conference call and replay can also be accessed via audio web cast at the Investor Relations section of the Company's web site, located at www.gottschalks.com.

About Gottschalks
Gottschalks is a regional department store chain, currently operating 59 department stores and 4 specialty apparel stores in six western states, including California (39), Washington (7), Alaska (5), Oregon (4), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements
This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

(Tables Follow)

Supplemental Operating Data:
In accordance with accounting standards generally accepted in the United States of America (GAAP), the operating results for selected closed stores are reported in the condensed financial statements as loss from discontinued operations and are excluded from the operating results from continuing operations. The following table provides additional information on operations and reconciles the total net owned sales, gross margin on owned sales, and selling, general and administrative expenses to reported results from continuing operations:

	Thirteen Weeks		Thirty-nine Weeks
	Ended		Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006
Sales
Continuing operations	$137,352	$147,897	$424,122	$442,818
Discontinued operations	0	933	0	2,921
Total	$137,352	$148,830	$424,122	$445,739

Gross Margin
Continuing operations	$47,050	$53,727	$142,288	$155,437
Discontinued operations	0	65	0	500
Total	$47,050	$53,792	$142,288	$155,937

Selling, general and administrative expenses
Continuing operations	$50,587	$52,436	$150,535	$151,786
Discontinued operations	0	516	0	1,533
Total	$50,587	$52,952	$150,535	$153,319

Net loss
Continuing operations	($4,124)	($2,335)	($13,566)	($5,431)
Discontinued operations	0	(413)	0	(792)
Total	($4,124)	($2,748)	($13,566)	($6,223)

GOTTSCHALKS INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)
	Thirteen Weeks		Thirty-nine Weeks
	Ended		Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006
Net sales	$137,352	$147,897	$424,122	$442,818
Net credit revenues	1,178	873	3,406	2,233
Net leased department revenues	535	576	1,790	2,011
Total revenues	139,065	149,346	429,318	447,062

Costs and expenses:
Cost of sales	90,302	94,170	281,834	287,381
Selling, general and administrative expenses	50,587	52,436	150,535	151,786
Gain on sale of aircraft	0	0	0	(946)
Depreciation and amortization	3,618	3,954	11,215	11,255
Loss on disposal of assets	497	0	418	0
New store opening costs	372	324	387	376
Total costs and expenses	145,376	150,884	444,389	449,852

Operating loss	(6,311)	(1,538)	(15,071)	(2,790)

Other (income) expense:
Interest expense	2,738	2,739	7,848	7,389
Miscellaneous income	(325)	(269)	(838)	(1,063)
	2,413	2,470	7,010	6,326

Loss before income tax benefit	(8,724)	(4,008)	(22,081)	(9,116)
Income tax benefit	(4,600)	(1,673)	(8,515)	(3,685)
Loss from continuing operations	(4,124)	(2,335)	(13,566)	(5,431)

Discontinued operations:
Loss from operation of closed stores	0	(456)	0	(1,102)
Net loss on store closures	0	(170)	0	(98)
Income tax benefit	0	213	0	408
Loss on discontinued operations	0	(413)	0	(792)
Net loss	($4,124)	($2,748)	($13,566)	($6,223)

Net loss per common share:
Basic and diluted
Loss from continuing operations	($0.30)	($0.17)	($0.99)	($0.40)
Loss from discontinued operations	$0.00	($0.03)	$0.00	($0.06)
Net loss per common share	($0.30)	($0.20)	($0.99)	($0.46)

Weighted average # of common shares outstanding:
Basic and diluted	13,684	13,423	13,657	13,398

GOTTSCHALKS INC.
CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	November 3,	February 3,	October 28,
	2007	2007	2006
ASSETS
CURRENT ASSETS:
Cash	$7,273	$6,051	$5,241
Receivables - net	2,150	8,198	2,168
Merchandise inventories	207,022	168,702	226,348
Other	22,561	19,421	18,294
Total current assets	239,006	202,372	252,051

PROPERTY AND EQUIPMENT - net	138,221	134,696	136,701
OTHER LONG-TERM ASSETS	14,002	12,998	13,019
	$391,229	$350,066	$401,771

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable and
other current liabilities	$104,762	$83,395	$122,856
Current portion of long-term obligations	1,496	1,676	1,986
Total current liabilities	106,258	85,071	124,842

REVOLVING LINE OF CREDIT	117,310	83,762	103,516

LONG-TERM OBLIGATIONS (less current portion)	12,433	13,592	14,011

DEFERRED INCOME TAXES & OTHER	25,111	23,869	25,411

SUBORDINATED NOTE PAYABLE TO AFFILIATE	18,180	19,180	19,180

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY	111,937	124,592	114,811
	$391,229	$350,066	$401,771

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